Exhibit 99.1

ADVENTRX PRICES PUBLIC OFFERING OF STOCK

SAN DIEGO – November 11, 2011 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today announced the pricing of an underwritten public offering of 21,250,000 shares of its common stock and warrants exercisable for up to 10,625,000 additional shares at $0.80 per fixed combination of shares and warrants for gross proceeds of approximately $17 million. Each fixed combination will consist of one share and a warrant to purchase up to 0.5 of a share. The warrants will have an exercise price of $1.10 per share and a 5-year term. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,187,500 shares of its common stock and warrants exercisable for up to 1,593,750 additional shares to cover over-allotments, if any.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc.

(NasdaqGM: RODM), is acting as sole book-running manager for the offering.

The Company expects to close the transaction, subject to customary conditions, on or about November 16, 2011.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Rodman & Renshaw, LLC, Prospectus Department, 1251 Avenue of the Americas, New York, NY, 10020, telephone: (212) 201-8064 or email: placements@rodm.com. Before you invest, you should read the prospectus supplement and the accompanying prospectus, including the information incorporated by reference therein, for more complete information about ADVENTRX and this offering.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a specialty pharmaceutical company focused on developing proprietary product candidates. The Company’s current lead product candidates are ANX-188, a novel, purified, rheologic and antithrombotic compound initially being developed as a first-in-class treatment for pediatric patients with sickle cell disease in acute crisis, and ANX-514, a novel, detergent-free formulation of the chemotherapy drug docetaxel. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding anticipated gross proceeds of the offering and completion of the transaction. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation whether or when the transaction may be completed and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission as well as in the prospectus supplement related to this transaction. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Company Contact: ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com) 858-552-0866 Ext. 303	Investor Contact: LHA Don Markley (dmarkley@lhai.com) 310-691-7100

# # #